Exhibit 99.2

Krestmark Industries, L.P. and Affiliates

Combined Financial Statements

For the Six Months Ended June 30, 2016

Krestmark Industries, L.P. and Affiliates

Krestmark Industries, L.P. and Affiliates

Combined Balance Sheets

June 30, 2016 and December 31, 2015

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets

Current Assets
Cash and cash equivalents	$10,405,629	$10,147,543
Accounts receivable, net of allowance, 2016 – $90,079 and 2015 – $122,743	11,201,125	9,477,253
Inventories	7,318,266	6,905,101
Prepaid expenses and other current assets	1,880,923	2,618,762

Total current assets	30,805,943	29,148,659

Property and Equipment, at Cost
Machinery and equipment	11,528,555	9,545,691
Leasehold improvements	872,977	847,445
Computer equipment and software	646,093	635,478
Furniture and fixtures	83,757	83,756
	13,131,382	11,112,370
Less accumulated depreciation and amortization	7,709,215	7,236,235

	5,422,167	3,876,135

Other Assets	13,673	30,932

Total assets	$36,241,783	$33,055,726

Liabilities and Partners’ Capital

Current Liabilities
Accounts payable	$3,463,214	2,134,314
Accrued employee wages and benefits	620,975	315,038
State income taxes payable	203,529	316,979
Other accrued liabilities	1,299,924	1,374,593

Total current liabilities	5,587,642	4,140,924

Deferred Rent	350,829	351,361

Partners’ Capital	30,303,312	28,563,441

Total liabilities and partners’ capital	$36,241,783	$33,055,726

See Notes to Combined Financials Statements

Krestmark Industries, L.P. and Affiliates

Combined Statements of Income

Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Six Months Ended June 30,
	2016	2015

Net Sales	$59,412,605	$44,555,701

Cost of Goods Sold	36,954,413	28,333,090

Gross Profit	22,458,192	16,222,611

Selling, General and Administrative Expenses	6,360,793	5,131,319

Operating Income	16,097,399	11,091,292

Other Income (Expense)
Interest income	15,876	10,735
Interest expense	—	(15,181)

	15,876	(4,446)

Income Before Income Taxes	16,113,275	11,086,846

Provision for State Income Taxes	210,433	171,475

Net Income	$15,902,842	$10,915,371

See Notes to Combined Financials Statements

Krestmark Industries, L.P. and Affiliates

Combined Statements of Cash Flows

Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net income	$15,902,842	$10,915,371
Items not requiring (providing) cash
Depreciation and amortization	472,982	392,265
Loss on disposal of property and equipment	—	11,504
Changes in
Accounts receivable	(1,723,872)	(2,084,164)
Inventories	(413,165)	(542,332)
Prepaid expenses and other assets	755,098	(1,793,584)
Accounts payable and accrued liabilities	1,559,636	93,569
State income taxes payable	(113,450)	(36,000)

Net cash provided by operating activities	16,440,071	6,956,629

Investing Activities
Purchase of property and equipment	(2,019,014)	(635,035)

Net cash used in investing activities	(2,019,014)	(635,035)

Financing Activities
Principal payments on long-term debt	—	(2,153,700)
Partner distributions	(14,162,971)	(8,141,061)

Net cash used in financing activities	(14,162,971)	(10,294,761)

Increase (Decrease) in Cash and Cash Equivalents	258,086	(3,973,167)

Cash and Cash Equivalents, Beginning of Period	10,147,543	8,066,436

Cash and Cash Equivalents, End of Period	$10,405,629	$4,093,269

Supplemental Cash Flows Information
Interest paid	$—	$15,181
Income taxes paid	$323,883	$375,300

See Notes to Combined Financials Statements

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

June 30, 2016

Note 1:                                     Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Krestmark Industries, L.P. (Krestmark) was formed in the state of Texas as a limited partnership on April 1, 2004.  Krestmark earns revenues predominately from the manufacturing of aluminum and vinyl windows and doors.  Products are sold primarily to builders and distributors in the central and southern United States.  The combined affiliates are Crest Vinyl Extrusions, L.L.C. (Crest) and Legacy Vinyl Windows, LP (Legacy).  Crest was formed in the state of Texas as a limited liability company on July 18, 2013.  Crest earns revenues predominately from the manufacturing of vinyl window components.  To date the majority of Crest revenues have been generated through the sale of products to Krestmark.  Legacy was formed in the state of Texas as a limited partnership on September 10, 2014.  Legacy, which began operations in 2015, manufactures windows.  Krestmark, Crest and Legacy (collectively, the Company) have common management and ownership and therefore management has elected to present combined financial statements.

Principles of Combination

All significant intercompany accounts and transactions of the Company have been eliminated in the combined financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At June 30, 2016, cash equivalents consisted primarily of money market accounts.

At June 30, 2016, the Company’s cash accounts exceeded federally insured limits by approximately $9,987,000.

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

June 30, 2016

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect.  The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions.  Accounts receivable are ordinarily due 30 days after the issuance of the invoice.  Accounts past due more than 120 days are considered delinquent.  Interest is generally not charged on overdue receivables.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventory Pricing

Inventories consist of raw materials, work-in-process and finished goods.  Inventories include costs of materials, labor and overhead.  Inventories are stated at the lower of cost or market.  If needed, the Company records a reserve for obsolete and slow-moving inventory based on current inventory levels and historical and expected future sales levels.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset.  Leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Leasehold improvements	5 – 10 years
Machinery and equipment	5 – 7 years
Computer equipment and software	3 – 5 years
Furniture and fixtures	3 – 5 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expenses as incurred.

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

June 30, 2016

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable.  If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  No asset impairment was recognized during the six-month periods ended June 30, 2016 and 2015.

Income Taxes

The Company is not a tax paying entity for federal or state (except Texas) income tax purposes.  Therefore, taxable income or loss is reported to the individual partners and members for inclusion in their respective tax returns and no provision for federal income is included in these statements.

The Company is subject to a franchise tax in the state of Texas.  Although the subject legislation states that the franchise tax is not an income tax, it has the characteristics of an income tax as it is determined by applying a tax rate to a base that considers both revenues and expenses.  Therefore, the Company accounts for the Texas franchise tax as an income tax.

With a few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2011.

Revenue Recognition

Revenues are generally recorded at the time products are delivered and are reported net of returns and allowances.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying combined statements of income on a net basis.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold.

Deferred Rent

The Company’s operating leases for its warehouses and office space contain free rent periods and escalating payments during the lease terms.  For these leases, the Company recognizes rent expense on a straight-line basis over the minimum lease terms and records the difference between the amounts charged to expense and the rent paid as deferred rent.

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

June 30, 2016

Note 2:                                     Inventories

Inventories consist of the following at June 30, 2016 and December 31, 2015:

	June 30,	December 31,
	2016	2015

Raw materials	$5,598,448	$5,066,877
Work-in-process	366,978	303,808
Finished goods	1,352,840	1,534,416

	$7,318,266	$6,905,101

Note 3:                                     Long-term Debt

In November 2013, Krestmark entered into a promissory note agreement with a financial institution for $5,000,000.  The note payable was repaid in full during 2015.

The Company has a $195,000 letter of credit with a financial institution related to its workers’ compensation insurance policy.

Note 4:                                     Operating Leases

The Company leases warehouses and office space under operating lease agreements.  The lease agreements require the Company to pay all executory costs (property taxes, maintenance and insurance).  Total rental expense was approximately $940,000 and $850,000 for the six-month periods ended June 30, 2016 and 2015, respectively.  The following is a schedule of future minimum lease payments at June 30, 2016:

2016 (6 months)	$735,200
2017	1,518,855
2018	1,167,055
2019	984,182
2020	875,710
2021	903,958
Thereafter	2,768,373

$8,953,333

The Company has a $228,000 letter of credit with a bank related to these leases.

Krestmark Industries, L.P. and Affiliates

Notes to Combined Financial Statements

June 30, 2016

Note 5:                                     Subsequent Events

On August 19, 2016, substantially all assets of the Company were sold to a third party.

Subsequent events have been evaluated through October 26, 2016, which is the date the combined financial statements were available to be issued.